At Origen:	At Financial Relations Board:
W. Anderson Geater	Leslie Loyet
Chief Financial Officer	(312) 640-6672
866.4 ORIGEN	lloyet@frbir.com
FOR IMMEDIATE RELEASE
THURSDAY, FEBRUARY 1, 2007
ORIGEN FINANCIAL MOURNS DEATH
OF BOARD MEMBER JAMES WILLIAMS
SOUTHFIELD, MI —February 1, 2007 — Origen Financial, Inc. (NASDAQ: ORGN), is deeply saddened to announce that James A. Williams, a member of Origen’s Board of Directors died on Monday, January 29, 2007. Williams, age 64, served as an Origen director since the Company’s inception in 2003. Mr. Williams was the Chairman of the Compensation Committee, Chairman of the Audit Committee, a member of the Executive Committee and the Nominating and Governance Committee of the Origen Financial Board of Directors.
“Jimmy was an extraordinary man,” said Ron Klein, Origen’s CEO. “He was a great leader whose wisdom, integrity, humor and respect for others will always be remembered. We will deeply miss him, both as a colleague and as a friend. We extend our heartfelt sympathies to his family.”
Origen has not named a replacement for Mr. Williams’ board seat, as it is currently in the search process.
About Origen Financial, Inc.
Origen is an internally managed and internally advised company that has elected to be taxed as a real estate investment trust. Based in Southfield, Michigan, with significant operations in Ft. Worth, Texas, Origen is a national consumer manufactured home lender and servicer. Origen offers a complete line of home only products and land home conforming and non-conforming products. Origen also provides servicing for manufactured home only and land home loans.
For more information about Origen, please visit www.origenfinancial.com.